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                                                                  Exhibit (a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase dated May 12,
 2000 and the related Letter of Transmittal and is being made to all holders of shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Merrill Lynch, Pierce, Fenner &
       Smith Incorporated in its capacity as Dealer Manager for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     UP TO 5,000,000 SHARES OF COMMON STOCK

                                       OF

                          CAPSTEAD MORTGAGE CORPORATION

                                       AT

                               $8.00 NET PER SHARE

                                       BY

                                FORTRESS CAP LLC

         Fortress Cap LLC, a Delaware limited liability company (the "Purchaser"), offers to purchase up to 5,000,000 shares of common stock, $0.01 par value per share, of Capstead Mortgage Corporation, a Maryland corporation ("Capstead"), at a purchase price of $8.00 per share, net to the seller in cash, without interest. The number of shares and the price per share have been adjusted for the 1-for-2 reverse split of Capstead's common stock, effective at the close of business on May 8, 2000. Shares must be tendered on the terms and subject to the conditions set forth in the Offer to Purchase dated May 12, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). All shares properly tendered and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration provisions described in Section 2 of the Offer to Purchase.
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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.


         The Purchaser reserves the right, in its sole discretion, to purchase more than 5,000,000 shares pursuant to the Offer. Shares not purchased because of the proration provisions will be returned promptly following the expiration or termination of the Offer. See Section 4 of the Offer to Purchase. In the event of an over-subscription of the Offer, shares validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) will be purchased on a pro-rata basis, disregarding fractions that arise as a result of such prorating, according to the number of shares tendered by each stockholder prior to the Expiration Date of the Offer. See Section 2 of the Offer to Purchase.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 15 OF THE OFFER TO PURCHASE.

         The Offer is being made in part to satisfy an obligation under the Supplemental Agreement dated December 9, 1999, between an affiliate of the Purchaser and Capstead to acquire at least 2,500,000 shares of common stock of Capstead through, at the Purchaser's option, open market purchases, conversion of a portion of its shares of Series C or Series D preferred stock, or any combination thereof and because the Purchaser believes the shares are attractive investment at the purchase price. On May 9, 2000, the disinterested members of the Board of Directors of Capstead approved the Offer as a means by which the Purchaser could seek to satisfy this obligation in full and acquire up to an additional 2,500,000 shares.

         THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS OF CAPSTEAD HAVE APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF CAPSTEAD, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY CAPSTEAD, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER TO MAKE ANY SUCH RECOMMENDATIONS. DIRECTORS AND EXECUTIVE OFFICERS OF CAPSTEAD HAVE AGREED NOT TO PARTICIPATE IN THE OFFER.

         The Purchaser expressly reserves the right, in its sole discretion, to
(i) extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary (as defined below) or (ii) amend the Offer in any respect by making a public announcement of such amendment. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934.

         Tenders pursuant to the Offer may be withdrawn at any time prior to midnight on June 9, 2000, the expiration date of the Offer (as such date may be extended, the "Expiration Date"), and if not yet accepted for payment, after July 10, 2000. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by Norwest Bank Minnesota, N.A., the depositary for the Offer (the "Depositary"), at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such shares have been tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 4 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares pursuant to the Offer. In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares or confirmation of a book-entry transfer of such shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.
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         UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID,
REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

         Any stockholder wishing to tender shares in the Offer must (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary, together with certificates representing the shares tendered or follow the procedure for book-entry transfer set forth in Section 4 of the Offer to Purchase or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such shares. Any stockholder who wishes to tender shares and cannot deliver certificates representing such shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares pursuant to the guaranteed delivery procedure set forth in Section 4 of the Offer to Purchase.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares as of May 8, 2000 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial stockholders.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at the expense of the Purchaser, from the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                    The Information Agent for the Offer is:
                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                  111 Commerce Road - Carlstadt, NJ 07072-2586
                     Banks and Brokers call (800) 346-7885
                    All Others Call Toll Free (888) 568-9323

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                             World Financial Center
                                  South Tower
                               New York, NY 10281
                          (212) 236-3790 (call collect)

May 12, 2000